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                                                                Company contact:
May 24, 2000                                         Chester J. Popkowski (Chet)
                                                       Vice President, Treasurer
                                                                  (404) 853-1405
                                               Web site: www.nationalservice.com




                                       NSI

                ANNOUNCES REVISED THIRD QUARTER EARNINGS OUTLOOK

         Atlanta, GA -- National Service Industries (NYSE: NSI) today announced that it expects diluted earnings per share (EPS) for the third quarter ending May 31, 2000 to be lower than anticipated. Diluted EPS is expected to be 50 to 55 cents in the third quarter compared to 75 cents for the same period last year. This revised forecast is primarily due to lower-than-anticipated operating profits in the company's lighting equipment segment. The envelope segment is also contributing to this shortfall. The company plans to report third quarter results on June 27.

         Net of any unusual items in both 1999 and 2000, this year's fourth quarter diluted EPS is expected to exceed last year's fourth quarter diluted EPS of 87 cents. For the total year, excluding any net unusual items in both time periods, 2000 diluted EPS is expected to be 5 percent to 10 percent lower than the 1999 total year diluted EPS of $2.72. Last year, the company reported an unadjusted total year diluted EPS of $3.03.

         James S. Balloun, NSI's chairman and chief executive officer, stated, "Our markets remain strong. We expect to deliver double-digit third quarter revenue growth over last year's third quarter. However, we are disappointed that our diluted earnings per share for the third quarter is expected to be lower than both our plan numbers and last year's results. While the third quarter has not closed and the results are not final, a key factor contributing to lower-than-anticipated diluted EPS for the third quarter and the year is lower operating profits in our lighting segment."

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         During the third quarter, Lithonia Lighting doubled production capacity at its Monterrey, Mexico facilities from 200,000 to 400,000 square feet and added staff accordingly. This expansion was in response to projected heavy demand for its new SP8 and GT8 fluorescent lighting fixtures. These products, which occupy up to 20 percent less space than conventional lensed troffers, are the first fixtures specifically designed to take full advantage of the performance characteristics of the highly efficient T8 lamp. The T8 fluorescent lamp, one inch in diameter and one-third smaller than the conventional T12 lamp, produces the same amount of light with an energy savings of 20 percent or greater when using an electronic ballast.

         Several problems caused the operating profit shortfall in the lighting segment. First, order rates lagged behind expectations during the early part of the quarter. In addition, problems encountered during the expansion at the Monterrey facilities restrained production rates and in turn caused an under-absorption of costs. In order to meet customer expectations, production levels were expanded at the Cochran, Georgia plant. At the same time, the Cochran plant was absorbing production from a California plant that was closed during the first quarter. The combination of these factors slowed shipments and led to the under-absorption of costs in Monterrey and to inefficiencies in Cochran.

         Management has largely resolved these production issues and expects to be back on track in the fourth quarter. Lighting segment order rates are now at an all-time high and are expected to remain strong in May due to continued strength in the market. An announced price increase effective May 27 is expected to improve margins in the fourth quarter.

         Balloun stated, "Our issues at Lithonia are largely behind us. The new SP8 and GT8 fixtures are being enthusiastically received in the market. We are pleased to have the expansion in capacity to fulfill this demand."

         Jim H. McClung, president of Lithonia Lighting, added, "With the introduction of these innovative products, we have once again delivered on our promise to give our customers the best value in lighting. I am proud of Lithonia's ability to double capacity in Mexico for the production of these troffers and to achieve acceptance from engineers, specifiers, and distributors in a very short period of time."

         The envelope segment experienced lower volumes in its direct mail market. In addition, the segment's operating margin was adversely impacted by production delays associated with both the start-up inefficiencies of new equipment and the relocation of two plants and by increased paper prices. The relocations have been completed. During the fourth quarter, profit margins are expected to improve on forecasted increased volumes.

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         Balloun concluded, "Despite our anticipated disappointing third quarter results, we remain confident that our strategy and the aggressive actions we are taking will result in stronger, more consistent revenue and earnings growth next year. The expansion of factories to accommodate production of new products as well as the shift from older operating facilities to newer, more cost-efficient ones are important, albeit temporarily painful, steps toward our growth objectives."

                                      * * *

         National Service Industries, Inc., with fiscal year 1999 sales of $2.2 billion, has four business segments -- lighting equipment, chemicals, textile rental, and envelopes. Dividends have been increased for 38 consecutive years and paid for the past 64 years without a decrease.

                                      * * *

         Certain  information   contained  in  this  press  release  constitutes
forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain and involve risks. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward looking include statements concerning: (a) the company's future revenue and earnings; (b) projected demand for new fluorescent lighting products; (c) expectations regarding the resolution of production issues in the lighting equipment segment; (d) expectations of continued strong market conditions and order rates in the lighting equipment segment; (e) the impact of price increases on future profit margins in the lighting equipment segment; and (f) forecasted margin and volume increases in the envelope segment. The following factors, in addition to those discussed in the Company's Annual Report on Form 10-K for the year ended August 31, 1999, could cause results to differ materially from the results suggested by the forward-looking statements:
(a) the uncertainty of general business and economic conditions, including the potential for a slowdown in non-residential construction awards, interest rate changes, and fluctuations in commodity and raw material prices; (b) the degree of success of strategic initiatives related to increased productivity, new product development, technological advances, and cost synergies; (c) the successful completion of changes to manufacturing operations; and (d) the market's acceptance of a price increase.